Item 77M DWS Enhanced Commodity Strategy
Fund (formerly DWS Commodity Securities
Fund) (a series of DWS Institutional Funds)

Registrant incorporates by reference the
Registration Statement on Form N-14 for
DWS Enhanced Commodity Strategy Fund (formerly
DWS Commodity Securities Fund), a series of
DWS Institutional Funds, filed on April 23, 2010
(SEC Accession No. 0000088053-10-000520).

The 2009-2010 Annual Meeting of Stockholders
of DWS Enhanced Commodity Strategy Fund, Inc.
(the "Fund") was convened on June 28, 2010 and
adjourned until July 22, 2010 (the "Annual Meeting").
The record date for the Annual Meeting was April 23,
2010 (the "Record Date").  On the Record Date,
the Fund had 15,961,840 shares of common stock
outstanding and entitled to vote.   At the Annual
Meeting, the holders of 10,199,054 shares of common stock were represented in person or by proxy, constituting a quorum. At the Annual
Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):

1. The election of three (3) Class I Directors, each to hold office until the Fund's annual meeting of stockholders held during its 2012-2013 fiscal year and until her or his respective successor has been duly elected and qualifies.

Number of Votes:

Nominee
For
Withheld
Dawn-Marie
Driscoll
4,044,101
353,052
John W. Ballantine
4,051,520
345,633
Henry P. Becton,
Jr.
4,049,889
347,264
Arthur D. Lipson
5,749,982
51,919
Richard A.
Rappaport
5,746,882
55,019
William J. Roberts
5,743,552
58,349




2. The election of five (5) Class III Directors, each to hold office until the Fund's annual meeting of stockholders held during its 2011-2012 fiscal year and until her or his respective successor has been duly elected and qualifies.

Number of Votes:

Nominee
For
Withheld
Rebecca W. Rimel
4,040,044
357,109
Paul K. Freeman
4,052,172
344,981
William
McClayton
4,051,515
345,638
William N. Searcy,
Jr.
4,048,864
348,289
Robert H.
Wadsworth
4,053,938
343,215
Neil Chelo
5,749,982
51,919
Matthew S. Crouse
5,747,382
54,519
Robert H. Daniels
5,747,382
54,519
Gregory R. Dube
5,743,201
58,700
Robert A. Wood
5,746,532
55,369

3. The proposal to consider and vote upon an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of the Fund to DWS
Enhanced Commodity Strategy Fund, a series of DWS
Institutional Funds (the "ECS Open-End Fund"), in exchange for shares of the ECS Open-End Fund and the assumption by the ECS Open-End Fund of all the liabilities of the Fund and the distribution of such shares, expected to occur on a tax-free basis for federal income tax purposes, to the stockholders of the Fund in complete liquidation and termination of the Fund.

       Number of Votes:

For 			Against 		Abstain
8,183,536		1,365,481		650,036

4. If properly presented at the Meeting, to vote on a stockholder proposal to terminate the Investment
Management Agreement between the Fund and Deutsche
Investment Management Americas Inc.

       Number of Votes:

For 			Against 		Abstain
6,313,516		3,625,335		260,200




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Temporary Internet Files\OLKAD\Exhibit 77M ECS.rtf